NEWS RELEASE

TimkenSteel Announces First-Quarter 2017 Results;
Shipments Increase with Growing Demand

Canton, Ohio: April 27, 2017 - TimkenSteel (NYSE: TMST) (timkensteel.com), a leader in customized alloy steel products and services, today reported first-quarter net sales of
$309.4 million and a net loss of $5.3 million or minus 12 cents per share. This compares with net sales of $217.9 million and a net loss of $9.7 million or minus 22 cents per share in the same quarter last year, and net sales of $214.7 million and a net loss of $67.0 million or minus $1.52 per share in the fourth quarter of 2016. As noted previously, fourth-quarter 2016 results included $59.3 million in expense from mark-to-market accounting for pension and other post-employment benefit plans.
EBITDA(1) for the first quarter was $17.5 million, compared with EBITDA(1) of $4.6 million in the same quarter last year and adjusted EBITDA(1) of $1.4 million in the fourth quarter 2016. The improvement was driven primarily by the favorable timing impact from raw material spread, focused execution of cost reduction tactics and additional volume.
“The strategy we are deploying is working. We won new business and, now that our markets have begun to turn, we are focused on effectively ramping up to meet our customers’ needs,” said Tim Timken, chairman, CEO and president. “We are adding manufacturing crews and are excited to begin to more fully utilize some of our newer assets, which enabled us to expand our portfolio and compete in new areas. We’re confident they will begin to deliver returns when they’re more fully loaded.”

FIRST-QUARTER 2017 FINANCIAL SUMMARY

First-quarter net sales increased $91.5 million or 42.0 percent year over year and increased $94.7 million or 44.1 percent sequentially.

•	Ship tons were approximately 280,000, an increase of 50.4 percent over the first quarter of 2016 and 45.0 percent sequentially.

•	Gains were related primarily to increased market penetration and sales initiatives, including winning new business supplying billets to tube makers.

NEWS RELEASE / Page 2

•
Surcharge revenue of $58.3 million increased 276.1 percent from the prior-year quarter and 123.4 percent from the fourth quarter 2016 as a result of a rise in the No. 1 Busheling Index and higher volumes.

EBIT(1) was a loss of $1.4 million, compared with EBIT(1) loss of $14.1 million for the same period a year ago and an adjusted EBIT(1) loss of $17.3 million for fourth-quarter 2016.

•
First-quarter EBIT(1) improved primarily due to increased volume across all market sectors and from new business, production efficiencies from higher melt utilization and favorable timing impact related to raw material spread, partially offset by negative mix and price.

•
Melt utilization was 71 percent for the quarter, compared with 47 percent in first-quarter 2016 and 50 percent in fourth-quarter 2016. Higher volumes, primarily from new business, improved both melt utilization and operating cost leverage.

SECOND-QUARTER OUTLOOK

▪	Shipments are expected to be approximately 10,000 to 20,000 tons (or about 5 percent) higher than first-quarter 2017 based upon positive sentiment across all markets.

▪	Shipments of billets to tube makers projected to be about 60,000 tons; 10,000 tons higher than first-quarter.

▪	Net income/loss is projected to be between a loss of $8 million and income of $2 million.

▪	EBITDA(1) is projected to be between $15 million and $25 million.

▪	Melt utilization is expected to increase from 71 percent to 74 percent from higher volumes.

▪	Raw material spread is expected to be similar to first-quarter 2017 (i.e., minimal sequential impact).
Other Guidance

▪	2017 capital spending is projected to be $40 million.

▪	Anticipate commissioning of the advanced quench-and-temper facility in the fourth quarter.

The company will host a conference call at 9 a.m. EDT on Friday, April 28, to discuss its financial performance with investors and securities analysts. The financial results and conference call materials will be available online at investors.timkensteel.com.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 3

TimkenSteel Earnings Call Information:

Conference Call	Friday, April 28, 2017 9 a.m. EDT Toll-free dial-in: 877-201-0168 International dial-in: 647-788-4901 Conference ID: 3228265
Conference Call Replay	Replay dial-in available through May 12, 2017 800-585-8367 or 416-621-4642 Replay passcode: 3228265
Live Webcast	investors.timkensteel.com
About TimkenSteel Corporation
TimkenSteel (NYSE:TMST, timkensteel.com) creates tailored steel products and services for demanding applications, helping customers push the bounds of what's possible within their industries. The company reaches around the world in its customers' products and leads North America in large alloy steel bars (up to 16 inches in diameter) and seamless mechanical tubing made of its special bar quality (SBQ) steel, as well as supply chain and steel services. TimkenSteel operates warehouses and sales offices in five countries and has made all of its steel in America for 100 years. The company posted sales of $870 million in 2016. Follow us on Twitter @TimkenSteel and on Instagram.

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NON-GAAP FINANCIAL MEASURES
TimkenSteel reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”) and corresponding metrics as non-GAAP financial measures.  This earnings release includes references to the following non-GAAP financial measures:  EBIT, adjusted EBIT, EBITDA and adjusted EBITDA.  These are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance.  Management believes that reporting these non-GAAP financial measures is useful to investors as these measures are

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

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representative of the Company’s performance and provide improved comparability of results.   See the attached schedules for definitions of the non-GAAP financial measures referred to above and corresponding reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures, as well as supplemental financial data. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, TimkenSteel's results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way.

This news release includes "forward-looking" statements within the meaning of the federal securities laws. You can generally identify the company's forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "outlook," "intend," "may," "plan," "possible," "potential," "predict," "project," "seek," "target," "should" or "would" or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. The company cautions readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of the company due to a variety of factors, such as: the impact of mark-to-market accounting; the company's ability to realize the expected benefits of its spinoff from The Timken Company; deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which the company conducts business, including additional adverse effects from global economic slowdown, terrorism or hostilities, including political risks associated with the potential instability of governments and legal systems in countries in which the company or its customers conduct business, and changes in currency valuations; the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which the company operates, including the ability of the company to respond to rapid changes in customer demand, the effects of customer bankruptcies or liquidations, the impact of changes in industrial business cycles, and whether conditions of fair trade exist in U.S. markets; competitive factors, including changes in market penetration, increasing price competition by existing or new foreign and domestic competitors, the introduction of new products by existing and new competitors, and new technology that may impact the way the company's products are sold or distributed; changes in operating costs, including the effect of changes in the company's manufacturing processes, changes in costs associated with varying levels of operations and manufacturing capacity, availability of raw materials and energy, the company's ability to mitigate the impact of fluctuations in raw materials and energy costs and

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

NEWS RELEASE / Page 5

the effectiveness of its surcharge mechanism, changes in the expected costs associated with product warranty claims, changes resulting from inventory management, cost reduction initiatives and different levels of customer demands, the effects of unplanned work stoppages, and changes in the cost of labor and benefits; the success of the company's operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies, the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; the company's ability to maintain appropriate relations with unions that represent its employees in certain locations in order to avoid disruptions of business; and the availability of financing and interest rates, which affect the company's cost of funds and/or ability to raise capital, the company's pension obligations and investment performance, and/or customer demand and the ability of customers to obtain financing to purchase the company's products or equipment that contain its products.

Additional risks relating to the company's business, the industries in which the company operates or the company's common shares may be described from time to time in the company's filings with the SEC. All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond the company's control. Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

(1) Please see discussion of non-GAAP financial measures at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended
	March 31,		December 31,
(Dollars in millions, except per share data) (Unaudited)	2017	2016	2016
Net sales	$309.4	$217.9	$214.7
Cost of products sold	292.4	212.5	212.0
Gross Profit	17.0	5.4	2.7
Selling, general & administrative expenses (SG&A)	22.9	22.1	23.4
Impairment and restructuring charges	—	—	—
Other (income) expense, net	(4.5)	(2.6)	55.9
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	(1.4)	(14.1)	(76.6)
Interest expense	3.6	2.0	3.4
Loss Before Income Taxes	(5.0)	(16.1)	(80.0)
Provision (benefit) for income taxes	0.3	(6.4)	(13.0)
Net Loss	($5.3)	($9.7)	($67.0)

Net Loss per Common Share:
Basic loss per share	($0.12)	($0.22)	($1.52)
Diluted loss per share (2)	($0.12)	($0.22)	($1.52)

Dividends per share	$—	$—	$—

Weighted average shares outstanding	44,300,396	44,206,837	44,224,039
Weighted average shares outstanding - assuming dilution	44,300,396	44,206,837	44,224,039

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company's performance.

(2) Common share equivalents, which include shares issuable for equity-based awards and upon the conversion of outstanding convertible notes, were excluded from the computation of diluted loss per share because the effect of their inclusion would have been anti-dilutive.

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CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions) (Unaudited)	March 31, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$20.6	$25.6
Accounts receivable, net of allowances	147.9	91.6
Inventories, net	190.9	164.2
Deferred charges and prepaid expenses	3.1	2.8
Other current assets	7.6	6.2
Total Current Assets	370.1	290.4
Property, Plant and Equipment, net	727.3	741.9
Other Assets
Pension assets	8.4	6.2
Intangible assets, net	23.6	25.0
Other non-current assets	6.1	6.4
Total Other Assets	38.1	37.6
Total Assets	$1,135.5	$1,069.9

LIABILITIES
Accounts payable, trade	$126.4	$87.0
Salaries, wages and benefits	26.4	20.3
Accrued pension and postretirement costs	3.0	3.0
Other current liabilities	17.9	20.4
Total Current Liabilities	173.7	130.7
Convertible notes, net	67.3	66.4
Other long-term debt	95.2	70.2
Accrued pension and postretirement costs	193.2	192.1
Deferred income taxes	0.3	—
Other non-current liabilities	12.6	13.1
Total Non-Current Liabilities	368.6	341.8
SHAREHOLDERS' EQUITY
Additional paid-in capital	841.4	845.6
Retained deficit	(199.5)	(193.9)
Treasury shares	(39.8)	(44.9)
Accumulated other comprehensive loss	(8.9)	(9.4)
Total Shareholders' Equity	593.2	597.4
Total Liabilities and Shareholders' Equity	$1,135.5	$1,069.9

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CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions) (Unaudited)	Three Months Ended March 31,
	2017	2016
CASH PROVIDED (USED)
Operating Activities
Net loss	($5.3)	($9.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	18.9	18.7
Amortization related to other long-term debt	1.2	0.2
Loss on sale or disposal of assets	—	0.8
Deferred income taxes	0.3	(8.7)
Stock-based compensation expense	1.6	1.5
Pension and postretirement expense	0.8	0.6
Pension and postretirement contributions and payments	(1.6)	(1.9)
Reimbursement from postretirement plan assets	—	13.3
Changes in operating assets and liabilities:
Accounts receivable, net	(56.3)	(14.1)
Inventories, net	(26.7)	13.0
Accounts payable, trade	39.4	6.6
Other accrued expenses	2.9	(10.7)
Deferred charges and prepaid expenses	(0.3)	7.0
Other, net	(1.2)	3.5
Net Cash (Used) Provided by Operating Activities	(26.3)	20.1
Investing Activities
Capital expenditures	(2.7)	(8.5)
Proceeds from disposals of property, plant and equipment	—	—
Net Cash Used by Investing Activities	(2.7)	(8.5)
Financing Activities
Proceeds from exercise of stock options	0.2	—
Shares surrendered for employee taxes on stock compensation	(1.2)	—
Credit agreement repayments	—	(15.0)
Credit agreement borrowings	25.0	—
Issuance costs related to credit agreement	—	(1.5)
Net Cash Provided (Used) by Financing Activities	24.0	(16.5)
Effect of exchange rate changes on cash	—	—
Decrease In Cash and Cash Equivalents	(5.0)	(4.9)
Cash and cash equivalents at beginning of period	25.6	42.4
Cash and Cash Equivalents at End of Period	$20.6	$37.5

Table Page 3

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT) (1), Adjusted EBIT (3), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2) and Adjusted EBITDA (4) to GAAP Net Loss:

This reconciliation is provided as additional relevant information about the Company's performance. EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA, and Adjusted EBITDA is useful to investors as these measures are representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net loss to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

(Dollars in millions) (Unaudited)	Three Months Ended
	March 31,		December 31,
	2017	2016	2016
Net loss	($5.3)	($9.7)	($67.0)

Provision (Benefit) for income taxes	0.3	(6.4)	(13.0)
Interest expense	3.6	2.0	3.4
Earnings (Loss) Before Interest and Taxes (EBIT) (1)	($1.4)	($14.1)	($76.6)
EBIT Margin (1)	(0.5)%	(6.5)%	(35.7)%

Depreciation and amortization	18.9	18.7	18.7
Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA) (2)	$17.5	$4.6	($57.9)
EBITDA Margin (2)	5.7%	2.1%	(27.0)%

Actuarial gains/(losses) from remeasurement of mark-to-market accounting	—	—	(59.3)
Adjusted EBIT (3)	($1.4)	($14.1)	($17.3)
Adjusted EBITDA (4)	$17.5	$4.6	$1.4

(1) EBIT is defined as net income (loss) before interest expense and income taxes. EBIT Margin is EBIT as a percentage of net sales.
(2) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.
(3) Adjusted EBIT is defined as EBIT excluding the remeasurement impact of mark-to-market accounting.
(4) Adjusted EBITDA is defined as EBITDA excluding the remeasurement impact of mark-to-market accounting.

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Reconciliation of Total Debt to Net Debt and the Ratio of Total Debt and Net Debt to Capital:
This reconciliation is provided as additional relevant information about the Company's financial position. Capital, used for the ratio of total debt to capital and net debt to capital, is defined as total debt plus total equity. Management believes net debt is useful to investors as it is an important measure of the Company's financial position due to the amount of cash and cash equivalents.

(Dollars in millions) (Unaudited)	March 31, 2017	December 31, 2016
Convertible notes, net	$67.3	$66.4
Other long-term debt	95.2	70.2
Total long-term financing	162.5	136.6
Less: Cash and cash equivalents	20.6	25.6
Net Debt	$141.9	$111.0

Total Equity	$593.2	$597.4

Ratio of Total Debt to Capital	21.5%	18.6%
Ratio of Net Debt to Capital	18.8%	15.1%

Reconciliation of Free Cash Flow to GAAP Net Cash (Used) Provided by Operating Activities:
Management believes that free cash flow is useful to investors because it is a meaningful indicator of cash generated from operating activities available for the execution of its business strategy.
(Dollars in millions) (Unaudited)	Three Months Ended March 31,
	2017	2016
Net Cash (Used) Provided by Operating Activities	($26.3)	$20.1
Less: Capital expenditures	(2.7)	(8.5)
Free Cash Flow	($29.0)	$11.6

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Reconciliation of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1) to GAAP Net Income (Loss):
This reconciliation is provided as additional relevant information about the Company's second quarter guidance. EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBITDA is useful to investors as this measure is representative of the Company's performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBITDA.

	Three Months Ended June 30,
(Dollars in millions) (Unaudited)	2017	2017
	Low	High
Net income (loss)	($8.0)	$2.0

Provision (benefit) for income taxes	—	—
Interest expense	4.0	4.0
Depreciation and amortization	19.0	19.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (1)	$15.0	$25.0

(1) EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization.

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